Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Fourth Quarter and Full Year 2024 Results

Oxford, CT – May 17, 2024 – RBC Bearings Incorporated (NYSE: RBC, RBCP), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the fourth quarter and full year fiscal 2024.

Fourth Quarter Financial Highlights

●	Fourth quarter net sales of $413.7 million increased 4.9% over last year, Aerospace/Defense up 16.8% and Industrial down 0.4%.

●	Gross margin of 43.1% for the fourth quarter of fiscal 2024 compared to 42.2% last year.

●	Fourth quarter net income attributable to common stockholders as a percentage of net sales of 13.5% vs 11.0% last year; Adjusted EBITDA as a percentage of net sales of 31.4% vs 30.7% last year.

●	Fourth quarter free cash flow conversion of 113.3% vs 120.0% last year.

Three Month Financial Highlights

	Fiscal 2024		Fiscal 2023		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$413.7		$394.4		4.9%
Gross margin	$178.3	$178.3	$166.5	$166.6	7.1%	7.0%
Gross margin %	43.1%	43.1%	42.2%	42.2%
Operating income	$94.2	$96.3	$86.1	$88.6	9.3%	8.6%
Operating income %	22.8%	23.3%	21.8%	22.5%
Net income	$61.6	$78.0	$49.2	$67.7	25.5%	15.3%
Net income attributable to common stockholders	$55.9	$72.4	$43.4	$61.9	29.0%	16.8%
Diluted EPS	$1.91	$2.47	$1.49	$2.13	28.2%	16.0%

(1)	Results exclude items in reconciliation below.

Fiscal 2024 Financial Highlights

●	Fiscal 2024 net sales of $1,560.3 million increased 6.2% over last year, Aerospace/Defense up 20.7% and Industrial up 0.2%.

●	Gross margin of 43.0% for fiscal 2024 compared to 41.2% last year.

●	Fiscal 2024 net income attributable to common stockholders as a percentage of net sales of 12.0% vs 9.8% last year; Adjusted EBITDA as a percentage of net sales of 30.9% vs 29.5% last year.

●	Free cash flow conversion of 115.0% in fiscal 2024 vs 107.2% in fiscal 2023.

Twelve Month Financial Highlights

	Fiscal 2024		Fiscal 2023		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,560.3		$1,469.3		6.2%
Gross margin	$670.5	$670.8	$604.8	$604.9	10.9%	10.9%
Gross margin %	43.0%	43.0%	41.2%	41.2%
Operating income	$342.2	$345.5	$293.0	$304.6	16.8%	13.4%
Operating income %	21.9%	22.1%	19.9%	20.7%
Net income	$209.9	$274.6	$166.7	$240.5	25.9%	14.2%
Net income attributable to common stockholders	$186.9	$251.7	$143.8	$217.6	30.1%	15.7%
Diluted EPS	$6.41	$8.62	$4.94	$7.48	29.8%	15.2%

(1)	Results exclude items in reconciliation below.

“Fiscal 2024 marked another record year for RBC and we expect to carry that momentum into fiscal 2025,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our Aerospace and Defense segment continued its strong secular growth with revenues expanding 20.7% in the year, and our Industrial segment continued to outpace broader industry trends with notable outgrowth relative to peers. We also delivered healthy margin expansion fueled by operating efficiencies and ongoing Dodge synergies coupled with record levels of free cash flow generation, which was used to further reduce debt to a post-Dodge low. We look to another year of strong free cash flow generation and debt reduction, with the Company poised to finish Fiscal 2025 with net leverage nicely below 2.0x.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2024 were $413.7 million, an increase of 4.9% from $394.4 million in the fourth quarter of fiscal 2023. Net sales for the Industrial segment decreased 0.4%, while net sales for the Aerospace/Defense segment increased 16.8%. Gross margin for the fourth quarter of fiscal 2024 was $178.3 million compared to $166.5 million for the same period last year.

SG&A for the fourth quarter of fiscal 2024 was $64.4 million, an increase of $4.8 million from $59.6 million for the same period last year. As a percentage of net sales, SG&A was 15.6% for the fourth quarter of fiscal 2024 compared to 15.1% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2024 totaled $19.7 million compared to $20.7 million for the same period last year. For the fourth quarter of fiscal 2024, other operating expenses included $17.7 million of amortization of intangible assets, $2.0 million of restructuring costs and $0.1 million of acquisition costs offset by $0.1 million of other income items. For the fourth quarter of fiscal 2023, other operating expenses included $17.7 million of amortization of intangible assets, $2.5 million of restructuring costs, and $0.5 million of other items.

Operating income for the fourth quarter of fiscal 2024 was $94.2 million compared to $86.1 million for the same period last year. On an adjusted basis, operating income was $96.3 million for the fourth quarter of fiscal 2024 compared to $88.6 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to arrive at adjusted operating income.

Interest expense, net, was $18.8 million for the fourth quarter of fiscal 2024 compared to $21.7 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2024 was $12.5 million compared to $11.2 million for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2024 was 16.8% compared to 18.5% for the same period last year. The effective income tax rate for the three-month period ended March 30, 2024 of 16.8% included $5.9 million of discrete tax benefits associated with stock-based compensation windfalls, a reduction in unrecognized tax benefits due to the expiration of the statute of limitations, and the accrual of deferred tax assets related to state tax modifications; the effective income tax rate without these net benefits would have been 24.7%. The effective income tax rate for the three-month period ended April 1, 2023 of 18.5% included $1.9 million of discrete tax benefits associated with stock-based compensation and other items; the effective income tax rate without these benefits would have been 21.7%.

Net income for the fourth quarter of fiscal 2024 was $61.6 million compared to $49.2 million for the same period last year. On an adjusted basis, net income was $78.0 million for the fourth quarter of fiscal 2024 compared to $67.7 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to arrive at adjusted net income. Net income attributable to common stockholders for the fourth quarter of fiscal 2024 was $55.9 million compared to $43.4 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the fourth quarter of fiscal 2024 was $72.4 million compared to $61.9 million for the same period last year.

Diluted EPS attributable to common stockholders for the fourth quarter of fiscal 2024 was $1.91 compared to $1.49 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $2.47 for the fourth quarter of fiscal 2024 compared to $2.13 for the same period last year.

Backlog as of March 30, 2024, was $726.1 million compared to $652.1 million as of December 30, 2023 and $663.8 million as of April 1, 2023. The $726.1 million backlog amount excluded $95.4 million of orders that we expected to fulfill beyond 12 months from March 30, 2024; the $652.1 million backlog amount excluded $118.6 million of orders that we expected to fulfill beyond 12 months from December 30, 2023; the $663.8 million backlog amount excluded $95.6 million of orders that we expected to fulfill beyond 12 months from April 1, 2023. Beginning in fiscal year 2025, we will disclose our full backlog for periods presented.

Preferred Stock Conversion in Fiscal 2025

The Company’s Series A mandatory convertible preferred stock is set to automatically convert on October 15, 2024, at which point the Company will no longer be required to pay a 5.0% dividend ($5.7 million per quarter), which reduces net income attributable to common stockholders.  This will lead to $23.0 million of annual cash savings in future periods. Fiscal 2025 will include the final three quarterly dividend payments.

If the preferred stock conversion were to have taken place during the fourth quarter of fiscal 2024, it would have resulted in an additional 2,029,980 shares of outstanding common stock. If these 2,029,980 shares were added to the total diluted shares outstanding in lieu of the preferred stock quarterly dividend of $5.7 million, diluted EPS for this quarter would have been $1.97 rather than the reported $1.91, and adjusted diluted EPS would have been $2.49 rather than the reported $2.47.

Outlook for the First Quarter Fiscal 2025

The Company expects net sales to be approximately $415.0 million to $420.0 million in the first quarter of fiscal 2025, compared to $387.1 million this year, a growth rate of 7.2% to 8.5%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, May 17th, 2024, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13746497. An audio replay of the call will be available from 2:00 p.m. ET May 17th, 2024, until 2:00 p.m. ET May 31st, 2024. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13746497. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of aerospace/defense and industrial market activity, future financial performance, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contact:	Rob Moffatt
Director of Investor Relations
investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30,	April 1,	March 30,	April 1,
	2024	2023	2024	2023
Net sales	$413,680	$394,422	$1,560,280	$1,469,294
Cost of sales	235,399	228,010	889,778	864,543
Gross margin	178,281	166,412	670,502	604,751

Operating expenses:
Selling, general and administrative	64,409	59,561	253,537	229,690
Other, net	19,720	20,747	74,775	82,078
Total operating expenses	84,129	80,308	328,312	311,768

Operating income	94,152	86,104	342,190	292,983

Interest expense, net	18,768	21,663	78,679	76,695
Other non-operating expense	1,295	4,120	1,718	6,610
Income before income taxes	74,089	60,321	261,793	209,678
Provision for income taxes	12,419	11,166	51,889	43,019
Net income	61,670	49,155	209,904	166,659
Preferred stock dividends	5,686	5,750	22,936	22,936
Net income attributable to common stockholders	$55,984	$43,405	$186,968	$143,723

Net income per common share attributable to common stockholders:
Basic	$1.93	$1.51	$6.47	$5.00
Diluted	$1.91	$1.49	$6.41	$4.94

Weighted average common shares:
Basic	29,011,673	28,822,172	28,917,008	28,764,092
Diluted	29,285,853	29,132,950	29,189,056	29,072,429

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	March 30,	April 1,	March 30,	April 1,
Adjusted Gross Margin:	2024	2023	2024	2023
Reported gross margin	$178,281	$166,412	$670,502	$604,751
Restructuring and consolidation	-	190	289	190
Adjusted gross margin	$178,281	$166,602	$670,791	$604,941

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 30,	April 1,	March 30,	April 1,
Adjusted Operating Income:	2024	2023	2024	2023
Reported operating income	$94,152	$86,104	$342,190	$292,983
Transaction and related costs	145	6	283	79
Transition services	-	(114)	-	8,831
Restructuring and consolidation	1,998	2,643	2,984	2,660
Adjusted operating income	$96,295	$88,639	$345,457	$304,553

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income to Adjusted Net	March 30,	April 1,	March 30,	April 1,
Income Attributable to Common Stockholders:	2024	2023	2024	2023
Reported net income	$61,670	$49,155	$209,904	$166,659
Transaction and related costs	145	6	283	79
Transition services	-	(114)	-	8,831
Restructuring and consolidation	1,998	2,643	2,984	2,660
Foreign exchange translation loss/(gain)	-	-	-	(417)
M&A related amortization	16,409	16,278	65,477	65,110
Stock compensation expense	4,114	2,965	17,428	14,012
Amortization of deferred finance fees	748	1,044	3,044	7,208
Pension settlement	455	4,317	-	4,317
Insurance proceeds paid/(received)	1,113	-	(519)	-
Tax impact of adjustments and other tax matters	(8,606)	(8,600)	(24,000)	(27,962)
Adjusted net income	$78,046	$67,694	$274,601	$240,497

Preferred stock dividends	5,686	5,750	22,936	22,936

Adjusted net income attributable to common stockholders	$72,360	$61,944	$251,665	$217,561

Adjusted net income per common share attributable to common stockholders:
Basic	$2.49	$2.15	$8.70	$7.56
Diluted	$2.47	$2.13	$8.62	$7.48

Weighted average common shares:
Basic	29,011,673	28,822,172	28,917,008	28,764,092
Diluted	29,285,853	29,132,950	29,189,056	29,072,429

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income to	March 30,	April 1,	March 30,	April 1,
Adjusted EBITDA:	2024	2023	2024	2023
Reported net income	$61,670	$49,155	$209,904	$166,659
Interest expense, net	18,768	21,663	78,679	76,695
Provision for income taxes	12,419	11,166	51,889	43,019
Stock compensation expense	4,114	2,965	17,428	14,012
Depreciation and amortization	29,690	29,544	119,256	115,355
Other non-operating (income)/expense	(273)	(197)	2,237	2,293
Transaction and related costs	145	6	283	79
Transition services	-	(114)	-	8,831
Restructuring and consolidation	1,998	2,643	2,984	2,660
Pension settlement	455	4,317	-	4,317
Insurance proceeds paid/(received)	1,113	-	(519)	-
Adjusted EBITDA	$130,099	$121,148	$482,141	$433,920

	Three Months Ended		Twelve Months Ended
	March 30,	April 1,	March 30,	April 1,
Selected Financial Data:	2024	2023	2024	2023
Cash provided by operating activities	$79,360	$71,428	$274,683	$220,686

Capital expenditures	$9,506	$12,423	$33,222	$42,000

Total debt			$1,191,868	$1,395,043

Cash and cash equivalents			$63,536	$65,379

Total debt minus cash and cash equivalents			$1,128,332	$1,329,664

Repurchase of common stock			$10,977	$7,763

Backlog			$726,100	$663,830

	Three Months Ended		Twelve Months Ended
Segment Data:	March 30,	April 1,	March 30,	April 1,
Net External Sales:	2024	2023	2024	2023
Aerospace and defense segment	$142,313	$121,828	$519,349	$430,307
Industrial segment	271,367	272,594	1,040,931	1,038,987
Total net external sales	$413,680	$394,422	$1,560,280	$1,469,294